EXHIBIT 10.2
PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
This PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT (this "Agreement") is made as of [●] (the "Grant Date") by and between Noodles & Company, a Delaware corporation (the "Company"), and _______________ (the "Participant").
RECITALS
A.    The Company has adopted the Noodles & Company Amended and Restated 2023 Stock Incentive Plan (the "Plan"), a copy of which is attached as an exhibit to the Company’s Form 10-K for the most recently completed fiscal year as filed with the U.S. Securities and Exchange Commission.
B.    The Company desires to grant the Participant the right to a proprietary interest in the Company to encourage the Participant's contribution to the success and progress of the Company.
C.    In accordance with the Plan, the Administrator (as defined in the Plan) has granted to the Participant performance restricted stock units with respect to a target number of ________ shares (the “Target Number of Shares”) of Class A Common Stock of the Company, par value $0.01 per share ("Shares"), subject to the terms and conditions of the Plan and this Agreement.
AGREEMENTS
NOW, THEREFORE, in consideration of the mutual terms, conditions and other covenants and agreements set forth herein, the parties hereto hereby agree as follows:
1.    Definitions. Capitalized terms used herein shall have the following meanings, and capitalized terms not otherwise defined herein shall have the meaning specified in the Plan:
"Agreement" has the meaning set forth in the Preamble.
"Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.
"Cause" has the meaning in the Participant's employment or severance protection agreement with the Company or, if there is no such agreement or definition, means that the Participant (a) is convicted of, or pleads guilty or nolo contendere to, a felony (other than a traffic-related felony) or any other crime involving dishonesty or moral turpitude; or (b) willfully engages in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; or (c) willfully violates any nonsolicitation covenant between the Participant and the Company. The determination of "Cause" shall be in the reasonable discretion of the Administrator.
"Change in Control Price" means the price per Share on a fully-diluted basis offered in conjunction with any transaction resulting in a Change in Control as determined in good faith by the Administrator as constituted before the Change in Control, or in the case of a Change in Control that does not result in a payment for Shares, the average Fair Market Value of a Share on the 30 trading days immediately preceding the date on which the Change in Control occurs.
"Company" has the meaning set forth in the Preamble.
"Confidential Information" has the meaning set forth in Section 26(b).
"Disability" has the meaning ascribed to such term in the Plan.
"Employer" means the Company and/or any of its subsidiaries with which the Participant is employed.
"Grant Date" has the meaning set forth in the Preamble.
"Participant" has the meaning set forth in the Preamble.
"Performance Period" for the PSUs means the period beginning on the Grant Date and ending on the third anniversary thereof.
"Person" means and includes an individual, a partnership, a corporation, a limited liability company, a trust, a joint venture, an unincorporated organization and any governmental or regulatory body or agency or other authority.
"Plan" has the meaning set forth in the Recitals.
"Pro Rata Portion" means a fraction, (i) the numerator of which is the number of days from the Grant Date through the Termination Date, and (ii) the denominator if which is 1,095.
"PSUs" has the meaning set forth in Section 2.
"Qualifying Termination" means (i) if the Participant is party to an employment agreement with a “Good Reason” provision, termination of the Participant’s employment by the Participant for Good Reason in accordance with the terms of such employment agreement or (ii) the Participant’s termination of employment by the Company without Cause.
"Shares" has the meaning set forth in the Recitals.
"Third Party Information" has the meaning set forth in Section 26(b).
"Termination Date" means the date on which the Participant experiences a Termination of Employment (as defined in the Plan).
"Withholding Obligation" means the amount determined in the Administrator's sole discretion to be the minimum sufficient to satisfy all federal, state, local and other withholding tax obligations that the Administrator determines may arise with respect to the issuance of Shares or payment of income earned in respect of any PSUs.

2.    Grant of PSUs. The Company grants to the Participant performance restricted stock units (the "PSUs") with respect to the Target Number of Shares, subject to adjustment as provided herein and in the Plan.
3.    Earned PSUs. The PSUs shall be earned as specified in Exhibit 1 (the “Earned PSUs”) and the earned PSUs shall be eligible to vest pursuant to Sections 4 and 5.
4.    Vesting.
(a)     The Earned PSUs shall vest on [●] (the “Vesting Date”) so long as the Participant remains continuously employed by the Employer through the Vesting Date.
(b)    Notwithstanding Section 4(a), upon receipt of a release of claims acceptable to the Company within forty-five days following the Participant's Termination Date (which, for any Participant subject to an employment agreement with an attached release of claims, shall be such attached release of claims), if the Participant's termination of employment was due to a Qualifying Termination or due to the Participant's death or Disability prior to the Vesting Date, the Pro Rata Portion of the Earned PSUs shall vest on the Vesting Date.
5.    Change in Control.
(a)    Notwithstanding Section 4, in the event a Change in Control occurs before the end of the Performance Period, unless otherwise determined by the Administrator in its discretion and subject to Section 5(b), the Earned PSUs shall be determined pursuant to Exhibit 1, and such Earned PSUs shall be converted into time-vesting restricted stock units or such other rights as determined by the Administrator (collectively, "RSUs"). Such RSUs shall vest on the Vesting Date, subject to the Participant remaining continuously employed; provided, however, that if the Participant experiences a termination of employment due to a Qualifying Termination or due to the Participant's death or Disability prior to the Vesting Date, the RSUs shall vest in full upon such termination.
(b)    Notwithstanding Section 5(a), if the Earned PSUs are not converted into RSUs in connection with the Change in Control, the number of Earned PSUs shall be determined by the Administrator (taking into account the principles in Section 5(a) for conversion to RSUs), the date of the Change in Control shall be the Vesting Date, and the Participant will receive with respect to each Earned PSU either (i) the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Shares for each Share held on the effective date of the Change in Control, (ii) common stock of the successor to the Company with a value equal to the Change in Control Price, or (iii) cash equal to the Change in Control Price, as determined by the Administrator in its discretion.
6.    Settlement.
(a)    The Earned PSUs shall be settled promptly following the certification of the applicable results by the Committee following the Vesting Date by the Company delivering to the Participant one Share for each PSU that has been earned and vests. In no event shall such settlement occur later than March 15 of the year following the year in which the Earned PSUs vest; provided that if Section 5 applies, the Earned PSUs shall be settled as specified in Section 5 no later than 10 days following the consummation of the Change in Control.
(b)    All PSUs that are not earned or that do not vest or remain eligible to vest shall immediately be forfeited on the Termination Date.

7.    Dividends. Any cash dividends paid with respect to Shares before settlement of the Shares underlying PSUs shall not be paid currently, but shall be converted into additional PSUs pursuant to this Section 7, to be settled pursuant to Section 6 at the same time as the underlying PSUs and with respect to the number of Shares earned with respect to such PSUs that vest (e.g., if 110% of the Target Number of Shares are earned and vest, then the Dividend Units issued with respect to such earned and vested Shares shall also be earned and vest). Any PSUs resulting from such conversion (the "Dividend Units") will be considered PSUs for purposes of this Agreement and will be subject to all of the terms, conditions and restrictions set forth herein (including, without limitation, vesting) that apply to the underlying PSUs that generated the Dividend Units. As of each date that the Company would otherwise pay the declared dividend on the Shares underlying the PSUs (the "Dividend Payment Date") in the absence of the reinvestment requirements of this Section, the number of Dividend Units will be determined by dividing the amount of dividends otherwise attributable to the PSUs but not paid on the Dividend Payment Date by the Fair Market Value of the Shares on the Dividend Payment Date.
8.    No Transferability of the PSUs. Except as permitted by the Administrator or as permitted under the Plan, the Participant may not assign or transfer the PSUs to anyone other than by will or the laws of descent and distribution. The Company may cancel the Participant's PSUs if the Participant attempts to assign or transfer them in a manner inconsistent with this Section 8.
9.    Adjustments. In the event that any special dividend or other distribution (whether in the form of cash, Shares, other securities or other property, but excluding regular, quarterly and other periodic cash dividends), stock split or a combination or consolidation of the outstanding Shares into a lesser number of shares, is declared with respect to the Shares, then the PSUs shall be subject to adjustment as provided in Section 12(a) of the Plan.
10.    Restrictions on Resales of Shares. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued as a result of the settlement of the PSUs, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and other grantees and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers. Notwithstanding the foregoing and for the avoidance of doubt, nothing herein shall restrict the ability of the Participant to satisfy the Withholding Obligations through any method permissible under Section 17 of the Plan.

11.    No Interest in Shares Subject to PSUs. Neither the Participant (individually or as a member of a group) nor any beneficiary or other Person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any Shares allocated or reserved for the purpose of the Plan or subject to this Agreement except as to such Shares, if any, as shall have been issued to such Person following vesting of the PSUs.
12.    Clawback Policy. The PSUs and any Shares issued in settlement thereof are subject to the Company’s clawback policy as in effect from time to time.

13.    Plan Controls. The PSUs hereby granted are subject to, and the Company and the Participant agree to be bound by, all of the terms and conditions of the Plan as the same may be amended from time to time in accordance with the terms thereof; provided, however, that no such amendment shall be effective as to the PSUs without the Participant's consent insofar as it adversely affects the Participant's material rights under this Agreement, which consent will not be unreasonably withheld by the Participant.
14.    Not an Employment Contract. Nothing in the Plan, this Agreement or any other instrument executed pursuant hereto or thereto shall confer upon the Participant any right to continue in the employ of the Employer or any affiliate thereof or shall affect the right of the Employer to terminate the employment of the Participant at any time with or without Cause (unless otherwise set forth in an employment agreement between the Company and the Participant).
15.    Governing Law. This Agreement, and any disputes or controversies arising hereunder, shall be construed and enforced in accordance with and governed by the internal laws of the State of Delaware other than principles of law that would apply the law of another jurisdiction.
16.    Taxes. The Administrator may, in its sole discretion, make such provisions and take such steps as it may deem necessary or appropriate to satisfy the Withholding Obligations with respect to the issuance of Shares, including deducting the amount of any such Withholding Obligations from any other amount then or thereafter payable to the Participant, requiring the Participant to pay to the Company the amount of such Withholding Obligations or to execute such documents as the Administrator deems necessary or desirable to enable it to satisfy the Withholding Obligations, or any other means provided in the Plan; provided, however, that, the Participant may satisfy any Withholding Obligations by (i) directing the Company to withhold that number of Shares with an aggregate fair market value equal to the amount of the Withholding Obligations or (ii) delivering to the Company such number of previously held Shares that have been owned by the Participant with an aggregate fair market value equal to the amount of the Withholding Obligations.
17.    Notices. All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been given when delivered to the party to whom addressed or when sent by electronic transmission (if promptly confirmed by either registered or certified mail (return receipt requested, postage prepaid) or overnight delivery via nationally recognized courier), or as otherwise provided below, to the parties, their successors in interest, or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:
If to the Company to:
Noodles & Company
520 Zang Street, Suite D
Broomfield, CO 80021
Email: Legal@noodles.com
Attention: Vice President-Legal

If to the Participant, to the address in the Employer’s payroll records.
All such notices, requests and other communications will be deemed to have been given (i) when delivered by hand, if delivered personally to the address as provided in this Section 17; (ii) on the date sent by electronic mail or other mutually agreed electronic transmission method (in the manner provided above), if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours or on a day that is not a Business Day; (iii) on the third Business Day after being sent by registered or certified mail (return receipt requested, postage prepaid); and (iv) on the next Business Day after being deposited with a nationally recognized overnight courier for next Business Day delivery (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 17. Any party from time to time may change its address, email or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.
Either party may, by notice given to the other party in accordance with this Section 17, designate another address or Person for receipt of notices hereunder.
18.    Amendments and Waivers. This Agreement shall not be changed, altered, modified or amended, except by a written agreement signed by both parties hereto. The failure of any party to insist in any one instance or more upon strict performance of any of the terms and conditions hereof, or to exercise any right or privilege herein conferred, shall not be construed as a waiver of such terms, conditions, rights or privileges, but same shall continue to remain in full force and effect. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement. Any waiver by any party of any provision hereof shall be effective only by a writing signed by the party to be charged.
19.    Entire Agreement. This Agreement, together with the Plan, sets forth the entire agreement and understanding between the parties hereto as to the subject matter hereof and thereof and supersedes all prior oral and written and all contemporaneous oral discussions, agreements and understandings of any kind or nature, regarding the subject matter hereof and thereof between the parties hereto.
20.    Separability. If any term or provision of this Agreement shall to any extent be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement nevertheless shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the invalid or unenforceable provisions, to the extent permitted by law, shall be deemed amended and given such interpretation so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.
21.    Headings; Construction. Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect. The words "include," "includes" and

"including" when used herein shall be deemed in each case to be followed by the words "without limitation."
22.    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
23.    Further Assurances. The Participant shall cooperate and take such action as may be reasonably requested by the Company in order to carry out the provisions and purposes of this Agreement.
24.    Electronic Delivery. By executing the Agreement, the Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the subsidiaries, the Plan, the PSUs and the Shares via Company web site or other electronic delivery (including email).
25.    Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns, including any Permitted Transferees.
26.    Participant Covenants. The following covenants are binding upon the Participant in addition to any other similar or additional covenants set forth in any employment or other agreement entered into by the Participant with the Company:
(a)    Non-Solicitation. While employed by the Company or a subsidiary and for six (6) months thereafter, other than in the course of performing his or her duties, the Participant shall not, directly or indirectly through another Person, induce or attempt to induce any employee of the Company or any of its subsidiaries (other than restaurant-level employees who are not managers) to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any of its subsidiaries and any such employee.
(b)    Confidentiality. The Participant acknowledges that the confidential business information generated by the Company and its subsidiaries, whether such information is written, oral or graphic, including, but not limited to, financial plans and records, marketing plans, business strategies and relationships with third parties, present and proposed products, present and proposed patent applications, trade secrets, information regarding customers and suppliers, strategic planning and systems and contractual terms obtained by the Participant while employed by the Company and its subsidiaries concerning the business or affairs of the Company or any subsidiary of the Company (collectively, the "Confidential Information") is the property of the Company or such subsidiary. The Participant agrees that he or she shall not disclose to any Person or use for the Participant's own purposes any Confidential Information or any confidential or proprietary information of other Persons in the possession of the Company and its subsidiaries ("Third Party Information"),without the prior written consent of the Board, unless and to the extent that (i) the Confidential Information or Third Party Information becomes generally known to and available for use by the public, other than as a result of the Participant's acts or omissions or (ii) the disclosure of such Confidential Information is required by law, in which case the Participant shall give notice to and the opportunity to the Company to comment on the form of the disclosure and only the portion of Confidential Information that is required to be disclosed by law shall be disclosed. The Participant shall deliver to the Company on the date of his or her termination of employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to Third Party Information, Confidential Information, or the business of the Company or any of its subsidiaries which he or she may then possess or have under his or her control. Nothing in this Section shall prohibit or restrict the Participant or his or her attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to Participant’s employment, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (iii) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Section prohibits or restricts the Participant from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.
(c)    Specific Performance. The Participant recognizes and agrees that a violation by him or her of his or her obligations under this Section 26 may cause irreparable harm to the Company that would be difficult to quantify and that money damages may be inadequate. As such, the Participant agrees that the Company shall have the right to seek injunctive relief (in addition to, and not in lieu of any other right or remedy that may be available to it) to prevent or restrain any such alleged violation without the necessity of posting a bond or other security and without the necessity of proving actual damages. However, the foregoing shall not prevent the Participant from contesting the Company's request for the issuance of any such injunction on the grounds that no violation or threatened violation of this Section 26 has occurred and that the Company has not suffered irreparable harm. If a court of competent jurisdiction determines that the Participant has violated the obligations of any covenant for a particular duration, then the Participant agrees that such covenant will be extended by that duration.
(d)    Scope and Duration of Restrictions. The Participant expressly agrees that the character, duration and geographical scope of the restrictions imposed under this Section 26 are reasonable in light of the circumstances as they exist at the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of any of the covenants contained herein is unreasonable in light of the circumstances as they then exist, then it is the intention of both the Participant and the Company that such covenant shall be construed by the court in such a manner as to impose only those restrictions on the conduct of the Participant which are reasonable in light of the circumstances as they then exist and necessary to assure the Company of the intended benefit of such covenant.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Grant Date.
THE COMPANY:
NOODLES & COMPANY
By:
Name:
Title:
PARTICIPANT:

Name:

Exhibit 1

The PSUs shall be earned and eligible to vest as follows based on performance during the Performance Period:

[Performance Metric Determined by the Committee]	Percentage of Target Number of Shares that Become Earned PSUs
[●]	0%
[●] ("Threshold Amount")	50%
[●] ("Target Amount")	100%
[●] ("Maximum Amount") or more	150%

If actual [Performance Metric Determined by the Committee] for the Performance Period is between Threshold Amount and Target Amount, or between Target Amount and Maximum Amount, the number of Earned PSUs will be determined by linear interpolation.

In the event of a Change in Control, for purposes of Section 5(a), the Earned PSUs will be determined as follows:

[●]